                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                               ALLTEL CORPORATION,

                             WIGEON ACQUISITION LLC

                                       and

                          WESTERN WIRELESS CORPORATION

                           Dated as of January 9, 2005


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                                TABLE OF CONTENTS

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                              ARTICLE I THE MERGER

Section 1.1 The Merger......................................................      5
Section 1.2 Closing.........................................................      5
Section 1.3 Effective Time..................................................      5
Section 1.4 Effects of the Merger...........................................      5
Section 1.5 Certificate of Formation and Limited Liability
            Company Agreement of the Surviving Company 5
Section 1.6 Manager.........................................................      6
Section 1.7 Officers........................................................      6

            ARTICLE II CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Stock.................................................      6
Section 2.2 Company Election Procedures.....................................      9
Section 2.3 Exchange of Certificates........................................     11

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1 Qualification, Organization, Etc................................     15
Section 3.2 Capital Stock...................................................     16
Section 3.3 Corporate Authority Relative to this Agreement; No Violation....     17
Section 3.4 Reports and Financial Statements................................     19
Section 3.5 Internal Controls and Procedures................................     19
Section 3.6 No Undisclosed Liabilities......................................     20
Section 3.7 No Violation of Law; Permits....................................     20
Section 3.8 Environmental Laws and Regulations..............................     21
Section 3.9 Employee Benefit Plan...........................................     21
Section 3.10 Absence of Certain Changes or Events...........................     23
Section 3.11 Investigations; Litigation.....................................     24
Section 3.12 Proxy Statement; Registration Statement; Other Information.....     24
Section 3.13 No Rights Plan.................................................     24
Section 3.14 Lack of Ownership of Parent Common Stock.......................     24
Section 3.15 Tax Matters....................................................     25
Section 3.16 Labor Matters..................................................     26
Section 3.17 Intellectual Property..........................................     27
Section 3.18 Opinion of Financial Advisor...................................     27
Section 3.19 Required Vote of the Company Shareholders......................     28
Section 3.20 Material Contracts.............................................     28
Section 3.21 Domestic Communications Regulatory Matters.....................     28
Section 3.22 Foreign Communications Regulatory Matters......................     30
Section 3.23 Company's Articles of Incorporation and WBCA 23B.19............     31
Section 3.24 Affiliate Transactions.........................................     31
Section 3.25 Finders or Brokers.............................................     31
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               ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Qualification; Organization, Etc................................     32
Section 4.2 Capital Stock...................................................     32
Section 4.3 Corporate Authority Relative to this Agreement; No Violation....     33
Section 4.4 Reports and Financial Statements................................     35
Section 4.5 Internal Controls and Procedures................................     35
Section 4.6 No Undisclosed Liabilities......................................     36
Section 4.7 No Violation of Law; Permits....................................     36
Section 4.8 Environmental Laws and Regulations..............................     37
Section 4.9 Employee Benefit Plan...........................................     37
Section 4.10 Absence of Certain Changes or Events...........................     38
Section 4.11 Investigations; Litigation.....................................     38
Section 4.12 Proxy Statement; Registration Statement; Other Information.....     39
Section 4.13 Lack of Ownership of the Company Common Stock..................     39
Section 4.14 Tax Matters....................................................     39
Section 4.15 Labor Matters..................................................     41
Section 4.16 Intellectual Property..........................................     41
Section 4.17 Parent Material Contracts......................................     42
Section 4.18 Communications Regulatory Matters..............................     42
Section 4.19 Parent's Certificate of Incorporation..........................     44
Section 4.20 Affiliate Transactions.........................................     44
Section 4.21   No Vote of Parent Stockholders...............................     44
Section 4.22 Finders or Brokers.............................................     44

                       ARTICLE V COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company or Parent....................     44
Section 5.2 Tax-Free Reorganization Treatment...............................     51
Section 5.3 Investigation...................................................     51
Section 5.4 No Solicitation.................................................     52
Section 5.5 Proxy Material; Registration Statement..........................     54
Section 5.6 Affiliate Agreements............................................     56
Section 5.7 Stock Options; Restricted Stock; Employee Matters...............     56
Section 5.8 Notification of Certain Matters.................................     59
Section 5.9 Filings; Other Action...........................................     59
Section 5.10 Takeover Statute...............................................     61
Section 5.11 Public Announcements...........................................     61
Section 5.12 Indemnification and Insurance..................................     61
Section 5.13 Accountants' "Comfort" Letters.................................     62
Section 5.14 Additional Reports and Information.............................     62
Section 5.15 Section 16 Matters.............................................     63
Section 5.16 Control of Operations..........................................     63
Section 5.17 Internal Controls and Procedures...............................     63
Section 5.18 Real Estate Transfer Taxes.....................................     63
Section 5.19 Parent Covenant Concerning Subsidiary Indebtedness.............     64
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                       ARTICLE VI CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger......     64
Section 6.2 Conditions to Obligation of the Company to Effect the Merger....     65
Section 6.3 Conditions to Obligation of Parent to Effect the Merger.........     66

                             ARTICLE VII TERMINATION

Section 7.1 Termination or Abandonment......................................     66
Section 7.2 Termination Fee.................................................     68
Section 7.3 Amendment or Supplement.........................................     68
Section 7.4 Extension of Time, Waiver, Etc..................................     68

                           ARTICLE VIII MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties...................     69
Section 8.2 Expenses........................................................     69
Section 8.3 Counterparts; Effectiveness.....................................     69
Section 8.4 Governing Law...................................................     69
Section 8.5 Jurisdiction; Enforcement.......................................     70
Section 8.6 Waiver of Jury Trial............................................     70
Section 8.7 Notices.........................................................     70
Section 8.8 Assignment; Binding Effect......................................     71
Section 8.9 Date For Any Action.............................................     71
Section 8.10 Severability...................................................     71
Section 8.11 Entire Agreement; No Third-Party Beneficiaries.................     72
Section 8.12 Headings.......................................................     72
Section 8.13 Interpretation.................................................     72
Section 8.14 Definitions....................................................     72
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Exhibit A    -    Form of Voting Agreement
Exhibit B    -    Form of the Company Affiliate Agreement

Schedule 2.1(d)(ii)
Schedule 5.9(d)

Company Disclosure Schedule
Parent Disclosure Schedule

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            AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2005 (the
"Agreement"), among ALLTEL Corporation, a Delaware corporation ("Parent"), Wigeon Acquisition LLC, a Washington limited liability company and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and Western Wireless Corporation, a Washington corporation (the "Company").

                                  WITNESSETH :

            WHEREAS, the respective Boards of Directors of Parent and the Company, and the manager of Merger Sub, have approved the acquisition of the Company by Merger Sub upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of Parent and the Company, and the manager of Merger Sub, have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the "WBCA") and the Washington Limited Liability Company Act ("WLLCA");

            WHEREAS, the Board of Directors of the Company has taken all actions so that the restrictions contained in the Company's articles of incorporation and the WBCA applicable to a "significant business transaction" (as defined in Section 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement (as defined below), or to the consummation of the Merger or the other transactions contemplated hereby and thereby;

            WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is hereby adopted as a plan of reorganization for purposes of
Section 368 of the Code; and

            WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent's willingness to enter into this Agreement and incurring the obligations set forth herein, certain of the Company's shareholders, who beneficially or of record hold an aggregate of approximately 41.2% of the voting power of the outstanding shares of capital stock of the Company, have entered with Parent into a Voting Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such shareholders have agreed to vote their shares of capital stock of the Company over which such shareholders of the Company have voting power to approve this Agreement and the transactions contemplated hereby.

            NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA and the WLLCA, the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company in accordance with the WBCA and the WLLCA.

      Section 1.2 Closing. The closing of the Merger shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in Article VI (other than those that are to be satisfied by action at the Closing) at a location specified in writing by Parent.

      Section 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Washington the articles of merger in accordance with the plan of merger, in such form as required by, and executed in accordance with, the relevant provisions of the WBCA and the WLLCA (the "Articles of Merger"), and shall make all other filings or recordings, if any, required under the WBCA and the WLLCA. The Merger shall become effective at the time of filing of the Articles of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

      Section 1.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA and the WLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

      Section 1.5 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

            (a) Subject to Section 5.12 of this Agreement, at the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the WLLCA or therein, except that as of the Effective Time, Paragraph 1 of the certificate of formation of the Surviving Company shall be amended to reflect the name of the Company (or a variation thereof) as the name of the Surviving Company.

            (b) Subject to Section 5.12 of this Agreement, at the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall become the limited liability company agreement of the Surviving Company,

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until thereafter changed or amended as provided by the WLLCA, the certificate of formation of the Surviving Company and such limited liability company agreement.

      Section 1.6 Manager. The manager of Merger Sub immediately prior to the Effective Time shall become the initial manager of the Surviving Company, to hold office in accordance with the limited liability company agreement of the Surviving Company.

      Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company.

                                   ARTICLE II

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

      Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

            (a) Conversion of Company Common Stock. Subject to Section 2.1(d) and 2.1(e), each issued and outstanding share of Class A Common Stock, no par value per share ("Class A Common Stock"), and each issued and outstanding share of Class B Common Stock, no par value per share ("Class B Common Stock"), in each case, of the Company (together, Class A Common Stock and Class B Common Stock, "Company Common Stock" or "Shares") (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)) shall thereupon be converted into and shall thereafter represent the right to receive the following consideration (the "Merger Consideration"):

               (i) Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a "Mixed Consideration Electing Share") and each Non-Electing Company Share (as that term is defined in Section 2.2(c) hereof) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Mixed Consideration") of (x) $9.25 in cash (the "Per Share Cash Amount") and (y) 0.535 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Mixed Election Stock Exchange Ratio"), subject to adjustment in accordance with Section 2.1(d).

               (ii) Each share of Company Common Stock with respect to which an election to receive cash (a "Cash Election") has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a "Cash Electing Company Share") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $40.00 in cash without interest (the "Per Share Cash Election Consideration"); if, however, (A) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the

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difference between (x) the product of Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares, as such term is defined in Section 2.1(b) hereof) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Electing Shares and the Per Share Cash Amount (such difference being the "Available Cash Election Amount"), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

               (iii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a "Stock Election") is properly made and not revoked or lost pursuant to Section 2.2 (each, a "Stock Electing Company Share") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 0.7 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio"), subject to adjustment in accordance with Section 2.1(d) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(e), the "Stock Consideration"), however, if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

            (b) Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time (the "Cancelled Shares") shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Merger Sub Interests. Each issued and outstanding limited liability company interest of Merger Sub shall be converted into one validly issued limited liability company interest of the Surviving Company.

            (d) Adjustments. (i) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted; provided,

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however, that nothing contained herein shall be deemed to permit any action that
Parent is otherwise prohibited from taking pursuant to this Agreement.

               (ii) The matters contained in Schedule 2.1(d)(ii) are incorporated here.

            (e) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary other than Section 2.1(e)(ii), any Shares of Company Common Stock held by a holder who has demanded and perfected dissenters rights for such shares in accordance with the provisions of Section 23B.13 of the WBCA and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the WBCA. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Company or of a shareholder of Parent. For purposes of the calculations in Section 2.1(a), all Non-Electing Company Shares and shares of Company Common Stock that constitute Dissenting Shares immediately prior to the Effective Time shall be deemed to be Mixed Consideration Electing Shares.

               (ii) Notwithstanding the provisions of Section 2.1(a), if any holder of shares of Company Common Stock who demands dissenters' rights of such shares under the WBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration payable or issuable in respect of Mixed Consideration Electing Shares as set forth in Section 2.1(a) of this Agreement, without any interest thereon.

               (iii) The Company shall give Parent (A) prompt notice of any written demands for dissenters' rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the WBCA and received by the Company which relate to any such demand for dissenters' rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for dissenters' rights under the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters' rights of Company Common Stock or offer to settle or settle any such demands.

      Section 2.2 Company Election Procedures.

            (a) Not less than three Business Days prior to the mailing of the Proxy Statement, Parent shall designate a bank or trust company to act as exchange agent hereunder (the "Exchange Agent"), which Exchange Agent shall be reasonably acceptable to the Company, for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and shares of Company Common Stock represented by book-entry ("Company Book-Entry Shares").

            (b) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder's shares of Company Common Stock (and, if such shares to which the election relates are represented by Certificates, such particular shares) with respect to which such holder makes a Cash Election, Stock Election or Mixed Election.

            (c) Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the "Form of Election") in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Proxy Statement (as defined in Section 3.12) to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Meeting (as defined in Section 5.5(d)). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a valid and timely Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a valid and timely Cash Election, a Stock Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a "Non-Electing Company Share"). The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Meeting and the Election Date.

            (d) Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the date specified on the Form of Election as agreed upon by the parties, or if no such date is specified, on the later of (1) the date of the Company Meeting or (2) if the Closing Date is more than four Business Days following the Company Meeting, two Business Days preceding the Closing Date (the "Election Date"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

            (e) Parent and Company shall publicly announce the anticipated Election Date at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and

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Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

            (f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by Certificates, Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

            (g) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Mixed Elections, Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Mixed Elections, Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent, after Parent's reasonable consultation with the Company, make any rules as are consistent with this Section 2.2 for the implementation of the Mixed Elections, Cash Elections, Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Mixed Elections, Cash Elections and Stock Elections.

      Section 2.3 Exchange of Certificates.

            (a) Deposit of Merger Consideration. (i) At or prior to Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the shareholders of the Company, (A) certificates or, at Parent's option, evidence of shares in book entry form, representing shares of Parent Common Stock (the "Parent Certificates") in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Company Common Stock for which Certificates or Company Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such Parent Certificates (or evidence of book-entry form, as the case may be) and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund".

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration, pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify),

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and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. (x) Each former shareholder of the Company who properly made and did not revoke a Cash Election, Stock Election or Mixed Election shall be entitled to receive in exchange for such shareholder's Cash Electing Company Shares, Stock Electing Company Shares or Mixed Consideration Electing Shares, as the case may be; and (y) each holder of Non-Electing Company Shares, upon surrender to the Exchange Agent of a Certificate or Company Book-Entry Shares, as applicable, representing such Non-Electing Company Shares together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, shall be able to exchange therefor, the following

               (i) the number of whole shares of Parent Common Stock, if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Company Common Stock to which an election or non-election of the same type were made), and such Certificates or Company Book-Entry Shares so surrendered shall be forthwith cancelled, and

               (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant this Section 2.3(b)) equal to (I) the amount of cash (including the Per Share Cash Election Consideration or the Per Share Cash Election Amount, as applicable and cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 2.3(e)), if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.3(c); provided, however, that the holders of such Certificates or Company Book-Entry Shares, as applicable, shall be permitted to specifically elect on such letter of transmittal those shares of stock that are to be Mixed Consideration Electing Shares, Cash Electing Company Shares, and/or Stock Electing Company Shares, at such holder's option. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income Taxes (as defined in Section 3.15(k)) required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that any such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to withhold or deduct under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company

Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.3, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II and cash, if any, in lieu of any fractional share in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates under the provisions of this Article II.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time, or that are payable to the holders of record thereof who become such on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate or Company Book-Entry Share until those Certificates or Book-Entry Shares are surrendered as provided in this Article
II. All such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock which are to be paid in respect of the shares of Parent Common Stock to be received upon surrender of the Certificate shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar Laws and Laws with respect to the withholding of Taxes, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent sufficient cash for the purpose of satisfying its obligations under clause (i) above.

            (d) No Further Ownership Rights in Company Common Stock. The transfer of shares of Parent Common Stock issued upon the surrender for the applicable Merger Consideration in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.3(c) and any cash paid in lieu of fractional shares pursuant to Section 2.3(e)) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

            (e) No Fractional Shares.

               (i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) As promptly as practicable following the Effective Time, the Surviving Company shall pay to the Exchange Agent, for the benefit of each holder of Company Common Stock, an amount in cash, if any, equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the day of the Effective Time. The Surviving Company shall pay any commissions, transfer Taxes and other out-of-pocket transaction costs in connection with the sale, if any, of any Parent Common Stock in connection with this Section 2.3(e).

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (g) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section, except as otherwise provided by Section 2.1(e).

            (h) No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

            (j) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in accordance with this Article II in respect thereof.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as disclosed in the Company SEC Documents or in the corresponding section of the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement and signed by an authorized officer of the Company (the "Company Disclosure Schedule") (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

      Section 3.1 Qualification, Organization, Etc.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Parent, as the case may be, means such state of facts, event, change or effect that has had a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole or of Parent and its Subsidiaries, taken as a whole, as the case may be, but shall not include facts, events, changes, effects or developments (i) (A) generally affecting the rural, regional or nationwide wireless voice and data industry in the United States or in other countries in which the Company or its Subsidiaries conduct business, including regulatory and political developments, or (B) generally affecting the economy or financial markets in the United States or in other countries in which the Company or its Subsidiaries conduct business, or (ii) resulting from the announcement or the existence of this Agreement and the transactions contemplated hereby. The copies of the Company's articles of incorporation and by-laws which have been delivered to Parent are complete and correct copies thereof, each as amended through the date hereof. The Company is not in violation of any provision of its articles of incorporation or by-laws.

            (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of (i) each Subsidiary of the Company and (ii) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company owns, directly or indirectly, an equity interest, other than any such interest held as a passive investment (each, a "Company Minority Interest Business"), in each case identifying the percentage and type of ownership held by the Company. Each of the Company's Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries which are corporations are validly issued and, if applicable, fully paid and non-assessable and all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries which are owned by the Company or any of its Subsidiaries are owned free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"). There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company which are owned by the Company or any of its Subsidiaries.

      Section 3.2 Capital Stock.

            (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"). Of the Company Common Stock, 293,161,204 shares are classified as Class A Common Stock and 6,838,796 shares are classified as Class B Common Stock. As of December 31, 2004, (i) 93,300,241 shares of Class A Common Stock were issued and outstanding, (ii) 6,838,796 shares of Class B Common Stock were issued and outstanding, (iii) 4,068,632 shares of Class A Common Stock were reserved for issuance pursuant to the Amended and Restated 1994 Management Incentive Stock Option Plan (the "Option Plan"); (iv) 6,838,796 shares of Class A Common Stock were reserved for issuance upon the conversion of Class B Common Stock; (v) 945,750 shares of Class A Common Stock were reserved for issuance pursuant to the Company's 2004 Employee Stock Purchase Plan (the "ESPP"); (vi) 656,990 shares of Class A Common Stock were reserved for issuance pursuant to the Executive Restricted Stock Plan (the "Restricted Stock Plan"); (vii) 286,984 shares of Class B Common Stock were reserved for issuance pursuant to options granted to certain officers and directors of the Company, (viii) 993,500 shares of Class A Common Stock were reserved for issuance pursuant to the Company's 2005 Long-Term Incentive Compensation Plan (the "2005 Plan ") (subject to approval of the 2005 Plan by Company Shareholders), (ix) 7,440,000 shares of Class A Common Stock were reserved for issuance upon conversion of the 4.625% Notes (as defined in Section 3.2(d)), and (x) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all Shares of Company Common Stock reserved for issuance as noted in clauses
(iii)-(ix) above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights.

            (b) Except as set forth in subsection (a) above, as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Class A Common Stock that have become outstanding after December 31, 2004, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company's Subsidiaries is a party obligating the Company or any of the Company's Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

            (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of December 31, 2004 held outstanding awards to acquire shares of Company Common Stock or to acquire cash payments (the "Company Stock Awards") under each of the Option Plan and the Restricted Stock Plan or under any other equity incentive plan of the Company and its Subsidiaries, indicating, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement and a description of whether (and to what extent) the vesting of such Company Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

            (d) Except for the 4.625% Convertible Subordinated Notes of the Company due 2023 (the "4.625% Notes") and the Company Stock Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter.

            (e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

            (f) Neither the Company nor any Subsidiary of the Company owns, directly or indirectly, a material amount of any capital stock or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary or Company Minority Interest Business.

      Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

            (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the (i) Company Shareholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of Washington, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that Section 23B.19 of the WBCA will be inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its shareholders and to recommend to such shareholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

            (b) Other than in connection with or in compliance with (i) the provisions of the WBCA and the WLLCA, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Exchange Act, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the Communications Act of 1934, as amended (the "Communications Act") and applicable rules and regulations thereunder and any applicable laws, rules, regulations, practices and orders of any state public utility commissions ("PUCs") or similar state or foreign regulatory bodies regulating competition and telecommunications businesses, (vi) any applicable non-United States competition, antitrust and investment laws and (vii) the approvals set forth on
Section 3.3(b) of the Disclosure Schedule (collectively, the "Company Approvals"), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a "Governmental Entity") is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

            (c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company's Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company's Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company's Subsidiaries or (iii) conflict with or violate any Laws (as defined in Section 3.7(a)) applicable to the Company or any of the Company's Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.4 Reports and Financial Statements.

            (a) The Company has filed all forms, documents and reports required to be filed prior to the date hereof by it with the Securities and Exchange Commission (the "SEC") since December 31, 2002 (the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company SEC Documents") will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

            (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2002, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

      Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the

Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company's internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since December 31, 2002 and prior to the date hereof. As of the date hereof, the Company is implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all provisions of
Section 404 of the Sarbanes-Oxley Act that will become applicable to the Company and has not received, orally or in writing, any notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

      Section 3.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2003, (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) liabilities and obligations arising after December 31, 2003, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any Company Minority Interest Business, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

      Section 3.7 No Violation of Law; Permits.

            (a) The Company and each of the Company's Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), applicable to the Company, such Subsidiaries or any of their respective properties or assets, including, without limitation, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and the Foreign Corrupt Practices Act of 1977, as amended, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 3.5, 3.8, 3.9, 3.15, 3.16, 3.21 and 3.22 of this Agreement.

            (b) The Company and the Company's Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby.

      Section 3.8 Environmental Laws and Regulations.

            (a) The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Company Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess such Company Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (b) neither the Company nor any of its Subsidiaries has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of the Company or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, "Environmental Claims") which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. As used herein "knowledge" of any person means the actual knowledge of the executive officers of such person.

      Section 3.9 Employee Benefit Plan.

            (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. "Company Benefit Plans" means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.

            (b) Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service and, to the knowledge of the Company, continues to satisfy the requirements for such qualification, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliates of the Company maintains or contributes to any benefit plan covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or has engaged in any transaction which is reasonably likely to result in any liability or penalty which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Company Benefit Plan provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee following his retirement or termination of employment, except as required by applicable Law. The Company has not amended the Company Benefit Plans in any manner whatsoever that would increase materially the expense to the Company or its Subsidiaries of maintaining the Company Benefit Plans above the level or expense incurred in respect thereof for the year ended December 31, 2003. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (A) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement, and no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code (assuming no acceleration of any options set forth on Section 3.2(c) of the Company Disclosure Schedule).

            (c) No Company Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or a "multiple employer plan" as such term is defined in Section 413 of the Code. Each Company Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies the requirements of Section 501(c)(9) of the Code, except where failure to satisfy such requirements has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (d) With respect to each Company Benefit Plan that is not subject to United States law (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) as of the Closing Date, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, will be sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except, in each case, for insufficiencies or transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and
(iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (e) For purposes of this Agreement, "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.

      Section 3.10 Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement and as disclosed in the Company SEC Documents, from December 31, 2003 through the date of this Agreement, the businesses of the Company and its Subsidiaries, and, to the knowledge of the Company, the Company Minority Interest Businesses, have been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.11 Investigations; Litigation. Except as described in the Company SEC Documents:

            (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of the Company's Subsidiaries or, to the knowledge of the Company, any of the Company Minority Interest Businesses, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

            (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of the Company's Subsidiaries or, to the knowledge of the Company, any of the Company Minority Interest Businesses, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.12 Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) or the Registration Statement (as defined in Section 5.5(a)(i)) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

      Section 3.13 No Rights Plan. There is no shareholder rights plan, "poison pill" anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

      Section 3.14 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

      Section 3.15 Tax Matters.

            (a) The Company and each of the Company's Subsidiaries has (A) duly and timely filed (or there has been filed on its behalf) all material Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below),
(B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (b) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Liens for Taxes upon any property or assets of the Company or any of the Company's Subsidiaries except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement.

            (c) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, none of the Company or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

            (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or income Tax deficiencies against the Company or any of the Company's Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, as of the date hereof, no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

            (e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

            (f) Neither the Company nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (B) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (g) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (h) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (i) Section 3.15(i) of the Company Disclosure Schedule lists all foreign jurisdictions in which the Company and any of the Company's Subsidiaries files a material Tax Return.

            (j) For purposes of this Agreement: (i) "Taxes" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and (iii) "Tax Return" means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

      Section 3.16 Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries ("Employees"), and, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees; and
(d) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices,

(ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") as a result of any action taken by the Company (other than at the written direction of Parent or as a result of the Merger) and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.17 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted, and (ii) the consummation of the transactions will not alter or impair such rights. There are no pending or, to the knowledge of the Company, threatened claims by any Person challenging the use by the Company or its Subsidiaries of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the "Intellectual Property") in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any Person, and neither the Company nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Subsidiary to use any of the Intellectual Property. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Bear, Stearns & Co. Inc. dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company has delivered a complete and accurate copy of such opinion to Parent, which opinion shall be included in the Proxy Statement.

      Section 3.19 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the "Company Shareholder Approval").

      Section 3.20 Material Contracts.

            (a) Except for this Agreement, the Voting Agreement and the Company Benefit Plans and except as set forth in the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract"

(as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.20 being referred to herein as "Company Material Contracts").

            (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      Section 3.21 Domestic Communications Regulatory Matters.

            (a) Section 3.21 of the Company Disclosure Schedule (the "Company License Schedule") lists all licenses and authorizations issued by the Federal Communications Commission (the "FCC") to the Company or its Subsidiaries (the "Company Licenses"), together with the name of the licensee or authorization holder, the expiration date of the Company Licenses and, where applicable, the relevant FCC market designation. The Company Licenses constitute all authorizations necessary from the FCC for the business operations of the Company and its Subsidiaries as they are currently being conducted in the United States, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or
(ii) any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the "FCC Rules") and the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (d) Except as provided in the Company License Schedule, there are no outstanding material auction or other monetary obligations due to the FCC, and the completion of the Merger will not give rise to any unjust enrichment obligations related to Company Licenses obtained through the FCC's auction process.

            (e) Except for structures that do not require registration, each of the antenna structures used for the operation of the Company Licenses has been registered with the FCC, except with respect to registrations the failure of which to obtain have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except with the consent of the FCC or as otherwise permitted in accordance with the FCC Rules, no facility located in the United States for the operations of the Company and its Subsidiaries has been constructed in a manner that has resulted in a significant environmental effect, as defined by FCC Rules, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Other than as may affect the wireless industry generally, there is no application, petition, objection or other proceeding pending before any Governmental Entity that could affect the Company Licenses or the business operations of the Company or any of its Subsidiaries, except for such applications, petitions, objections or other proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (f) The Company or a wholly-owned Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses.

            (g) Section 3.21 of the Company Disclosure Schedule lists all pending federal or state proceedings with regard to efforts by the Company or any of its Subsidiaries to be designated as an Eligible Telecommunications Carrier.

      Section 3.22 Foreign Communications Regulatory Matters.

            (a) Section 3.22 of the Company Disclosure Schedule (the "Foreign License Schedule") lists all the licenses and authorizations issued by the Telekom-Control-Kommission (the "TKK"), the Rundfunk & Telekom Regulierungs-GmbH (the "RTR-GmbH") in Austria and the Commission for Communications Regulation in Ireland ("ComReg") to the Company or its Subsidiaries (the "Austrian and Irish Company Licenses"). Such licenses constitute all material authorizations necessary from the TKK, the RTR-GmbH and ComReg for the business operations of the Company and its Subsidiaries as they are currently being conducted in Austria and Ireland, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, the Company holds all licenses and authorizations necessary for the business operations of the Company in Bolivia, Georgia and Haiti, except those licenses and authorizations the failure to hold which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Austrian and Irish Company Licenses, together with the material licenses and authorizations in Bolivia, Georgia and Haiti are hereinafter referred to collectively as the "Foreign Company Licenses."

            (b) Each Foreign Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of such license or licenses has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Foreign Company License is subject to
(i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have a Material Adverse Effect on the Company.

            (c) The licensee of each Foreign Company License is in compliance with the terms of and the Laws that apply to each applicable Foreign Company License and has fulfilled and performed all of its material obligations with respect thereto, including all material reports, notifications and applications required by any Governmental Entity and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.23 Company's Articles of Incorporation and WBCA 23B.19. The Board of Directors of the Company has taken all actions so that the restrictions contained in the Company's articles of incorporation and the WBCA applicable to a "significant business transaction" (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement, or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

      Section 3.24 Affiliate Transactions. There are no Material Contracts or other material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) affiliate of any such officer, director or beneficial owner.

      Section 3.25 Finders or Brokers. Except for Bear, Stearns & Co. Inc., a copy of whose engagement agreement has been provided to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Except as disclosed in the Parent SEC Documents or in the corresponding section of the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement and signed by an authorized officer of Parent (the "Parent Disclosure Schedule," and together with the Company Disclosure Schedule, the "Disclosure Schedule") (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

      Section 4.1 Qualification; Organization, Etc.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The copies of Parent's certificate of incorporation and by-laws which have been delivered to the Company are complete and correct copies thereof, each as amended through the date hereof. Parent is not in violation of any provision of its certificate of incorporation or by-laws.

            (b) Section 4.1 of the Parent Disclosure Schedule sets forth a list of (i) each Subsidiary of Parent, and (ii) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Parent owns, directly or indirectly, an equity interest, in each case identifying the percentage and type of ownership held by Parent. Each of Parent's Subsidiaries (including Merger Sub) is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries which are corporations are validly issued and, if applicable, fully paid and non-assessable and all of the


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
outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries which are owned by Parent or any of its Subsidiaries are owned free and clear of all Liens. There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent which are owned by Parent or any of its Subsidiaries.

      Section 4.2 Capital Stock.

            (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of common stock, par value $1.00 per share ("Parent Common Stock"), 50,000,000 shares of voting cumulative preferred stock, par value $25.00 per share ("Par Preferred Stock"), and 50,000,000 shares of non-voting cumulative preferred stock, no par value ("No Par Preferred Stock," and together with Par Preferred Stock, "Parent Preferred Stock"). As of December 31, 2004, (i) 302,267,959 shares of Parent Common Stock were issued and outstanding and no shares were held in the treasury of Parent, (ii) no shares of Par Preferred Stock were outstanding, (iii) 12,288 shares of No Par Preferred Stock, designated as $2.06 No Par Cumulative Convertible Preferred Stock, Series C, were issued and outstanding and no shares were held in the treasury of Parent and (iv) 32,190 shares of No Par Preferred Stock, designated as $2.25 No Par Cumulative Convertible Preferred Stock, Series D, were issued and outstanding and no shares were held in the treasury of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock which may be issued, including shares of Parent Common Stock which may be issued pursuant to this Agreement, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights.

            (b) Except as set forth in subsection (a) above, as of the date hereof, (i) Parent does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any Subsidiary of Parent to, in either case (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or
(D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

            (c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.

            (d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

            (e) Neither Parent nor any Subsidiary of Parent owns, directly or indirectly, a material amount of any capital stock or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary.

      Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

            (a) Each of Parent and Merger Sub has requisite corporate or limited liability company power and authority to enter into this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent and the manager of Merger Sub and, except for the filing of the Articles of Merger with the Secretary of State of Washington, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement and the Voting Agreement constitute valid and binding agreements of the other parties hereto or thereto, this Agreement and the Voting Agreement constitute valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

            (b) Other than in connection with or in compliance with (i) the provisions of the WBCA and the WLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act, FCC Rules and any applicable laws, rules, regulations, practices and orders of any PUCs or similar state or foreign regulatory bodies regulating competition and telecommunications businesses, (vi) any applicable non-United States competition, antitrust and investment laws, (vii) the approvals set forth on Section 4.3 of the Parent Disclosure Schedule and (viii) the rules and regulations of the NYSE (collectively, the "Parent Approvals"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent of the transactions contemplated by this Agreement and the Voting Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

            (c) The execution and delivery by Parent of this Agreement and the Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries,
(ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.4 Reports and Financial Statements.

            (a) Parent has filed all forms, documents and reports required to be filed prior to the date hereof by it with the SEC since December 31, 2002 (the "Parent SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Parent SEC Documents") will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

            (b) The consolidated financial statements (including all related notes and schedules) of Parent included in Parent SEC Documents fairly present in all material respects, and included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2002, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

      Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company complete and accurate copies of notices from its independent auditor of any significant deficiencies or material weaknesses in Parent's internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries since December 31, 2002. Parent has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to Parent and has not received, orally or in writing, any notification that its independent auditor (i) believes that Parent will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

      Section 4.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent's consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2003, (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) liabilities and obligations arising after December 31, 2003 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto).

      Section 4.7 No Violation of Law; Permits.

            (a) Parent and each of Parent's Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Parent or such Subsidiaries or any of their respective properties or assets, including, without limitation, the Sarbanes-Oxley Act and the Foreign Corrupt Practices Act of 1977, as amended, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. Notwithstanding anything contained in this
Section 4.7(a), no representation or warranty shall be deemed to be made pursuant to this Section 4.7(a) in respect of matters which are the subject of representations and warranties made pursuant to Sections 4.8, 4.9, 4.15, and 4.18.

            (b) Parent and Parent's Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby.

      Section 4.8 Environmental Laws and Regulations. Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all Parent Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (b) neither Parent nor any of its Subsidiaries has received written notice of, or, is the subject of, Environmental Claims which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.9 Employee Benefit Plan.

            (a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. "Parent Benefit Plans" means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of Parent or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of Parent or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.

            (b) Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service and, to the knowledge of Parent, continues to satisfy the requirements for such qualification, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any Subsidiaries of Parent maintains or contributes to any benefit plan covered by Title IV of ERISA or Section 412 of the Code. Neither Parent nor any of its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or has engaged in any transaction which is reasonably likely to result in any liability or penalty which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Parent Benefit Plan provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee following his retirement or termination of employment, except as required by applicable Law. Parent has not amended the Parent Benefit Plans in any manner whatsoever that would increase materially the expense to Parent or its Subsidiaries of maintaining the Parent Benefit Plans above the level or expense incurred in respect thereof for the year ended December 31, 2003. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event
(A) entitle any current or former employee, consultant or officer of Parent or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

            (c) No Parent Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or a "multiple employer plan" as such term is defined in Section 413 of the Code. Each Parent Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies the requirements of Section 501(c)(9) of the Code, except where failure to satisfy such requirements has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.10 Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement and as disclosed in the Parent SEC Documents, since December 31, 2003, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.11 Investigations; Litigation. Except as described in the Parent SEC Documents:

            (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

            (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.12 Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

      Section 4.13 Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

      Section 4.14 Tax Matters.

            (a) Parent and each of its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority, (B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (b) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement.

            (c) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, none of Parent or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to Parent or such Subsidiary.

            (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or income Tax deficiencies against Parent or any of Parent's Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and, as of the date hereof, no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes is currently in force.

            (e) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among Parent and any of its Subsidiaries, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

            (f) Neither Parent nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (B) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (g) Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (h) Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (i) Section 4.14(i) of the Parent Disclosure Schedule lists all foreign jurisdictions in which Parent and any of its Subsidiaries files a material Tax Return.

            (j) All of the outstanding equity securities of Merger Sub are owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub owns no assets, and has engaged in no activities, other than those necessary to effectuate the Merger. No election has been filed to cause Merger Sub to be classified as a corporation for federal Tax purposes.

      Section 4.15 Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries ("Parent Employees "), and, (ii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees; and (d) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. As of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Parent and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      Section 4.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and (ii) the consummation of the transactions will not alter or impair such rights. There are no pending or, to the knowledge of Parent, threatened claims by any Person challenging the use by Parent or its Subsidiaries of any material Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any Person, and (ii) neither Parent nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of Parent or any Subsidiary to use any of the Intellectual Property. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 4.17 Parent Material Contracts.

            (a) Except for this Agreement, the Voting Agreement and the Parent Benefit Plans and except as set forth in the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section
4.17 being referred to herein as "Parent Material Contracts ").

            (b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on Parent. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      Section 4.18 Communications Regulatory Matters.

            (a) Section 4.18 of the Parent Disclosure Schedule (the "Parent License Schedule") lists all licenses and authorizations issued by the FCC to Parent or its Subsidiaries (the "Parent Licenses"), together with the name of the licensee or authorization holder, the expiration date of the Parent License and, where applicable, the relevant FCC market designation. The Parent Licenses constitute all authorizations necessary from the FCC for the business operations of Parent and its Subsidiaries as they are currently being conducted in the United States, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (b) Each Parent License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No Parent License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or is subject to any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity. Parent and its Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Parent License from being renewed in the ordinary course (to the extent that such Parent License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (c) The licensee of each Parent License is in compliance with each Parent License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or FCC Rules and the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (d) Except as provided in the Parent License Schedule, there are no outstanding material auction or other monetary obligations due to the FCC, and the completion of the Merger will not give rise to any unjust enrichment obligations related to Parent Licenses obtained through the FCC's auction process.

            (e) Except for structures that do not require registration, each of the antenna structures used for the operation of the Parent Licenses has been registered with the FCC, except with respect to registrations the failure of which to obtain have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except with the consent of the FCC or as otherwise permitted in accordance with the FCC Rules, no facility located in the United States for the operations of Parent and its Subsidiaries has been constructed in a manner that has resulted in a significant environmental effect, as defined by FCC Rules, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Other than as may affect the wireless industry generally, there is no application, petition, objection or other proceeding pending before any Governmental Entity that could affect the Parent Licenses or the business operations of Parent or any of its Subsidiaries, except for such applications, petitions, objections or other proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (f) Parent or a wholly-owned Subsidiary of Parent owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Parent Licenses.

            (g) Section 4.18 of the Parent Disclosure Schedule lists all pending federal or state proceedings with regard to efforts by Parent or any of its Subsidiaries to be designated as an Eligible Telecommunications Carrier.

      Section 4.19 Parent's Certificate of Incorporation. The provisions contained in Article VIII of the Parent's certificate of incorporation do not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement. To the knowledge of Parent, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

      Section 4.20 Affiliate Transactions. There are no Parent Material Contracts or other material transactions or agreements between Parent or any of its Subsidiaries, on the one hand, and any (a) officer or director of Parent or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of Parent or (c) affiliate of any such officer, director or beneficial owner.

      Section 4.21 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the NYSE in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Merger.

      Section 4.22 Finders or Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, Stephens, Inc. and Goldman, Sachs & Co., a copy of whose engagement agreements has been provided to the Company, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

      Section 5.1 Conduct of Business by the Company or Parent. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by Parent and the Company after seeking consent from the other party (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement or,
(iv) as set forth in Section 5.1 of the Company Disclosure Schedule or Section
5.1 of the Parent Disclosure Schedule, as the case may be:

            (a) the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into the Company or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this
Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company:

               (i) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

               (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

               (iii) except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of this Agreement, or as otherwise required by Law, shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business, consistent with past practice, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, (B) other than, in the case of employees who are not executive officers, in the ordinary course of business, consistent with past practice, grant any severance or termination pay to, or enter into any severance agreement or settle any employment claim by any employee with, any employee of the Company or any of its Subsidiaries, (C) enter into any employment agreement with any director or officer of the Company or any of its Subsidiaries (except to the extent necessary to replace a departing employee or as is customary practice in any foreign jurisdiction and except for employment agreements terminable on less than 30 days' notice without penalty), or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

               (iv) shall not, and shall not permit any of its Subsidiaries, to enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

               (v) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (vi) approve or authorize any action to be submitted to the shareholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement, provided that, nothing shall prevent the Company from holding its 2005 Annual Meeting of shareholders in the ordinary course, substantially consistent with past practice;

               (vii) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among the Company's wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $100 million in the case of all transactions collectively (which consideration may not be paid in equity securities of the Company), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby;

               (viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its articles of incorporation or by-laws;

               (ix) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Company Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 5.1(a) of the Company Disclosure Schedule, (B) issuances of Company Common Stock upon conversion of the 4.625% Notes in accordance with the terms of such Notes as in effect on the date hereof, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, and (D) issuance of shares of capital stock under the ESPP which shares are acquired by the Company in accordance with the terms of this Agreement or the
ESPP);

               (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof);

               (xi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except that the Company shall be permitted to acquire shares of Company Common Stock from time to time as permitted by or in accordance with Article IX of the Company's articles of incorporation;

               (xii) shall not, and shall not permit any of its Subsidiaries to, repurchase, redeem or repay the 4.625% Notes or the 9.250% Senior Notes of the Company due 2013 (the "9.250% Notes" and together with the 4.625% Notes, the "Notes");

               (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) indebtedness for borrowed money incurred pursuant to the Company's existing $1.5 billion Credit Agreement, dated as of May 28, 2004, (B) indebtedness for borrowed money in replacement of or to refinance existing indebtedness for borrowed money, (C) guarantees by the Company of indebtedness for borrowed money of wholly-owned Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), (D) interest rate swaps on customary commercial terms, consistent with past practices, (E) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, and (F) indebtedness for borrowed money not to exceed $400 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries in connection with the Company's international operations (inclusive of the principal amount of indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness incurred in connection with the Company's international operations);

               (xiv) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company;

               (xv) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries other than in the ordinary course of business consistent with past practice and except (A) for ordinary course sales of mobile telephone equipment to customers of the Company or services in the ordinary course of business, (B) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (C) pursuant to existing agreements in effect prior to the execution of this Agreement, and (D) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

               (xvi) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or (ii) change its fiscal year;

               (xvii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Material Contract in any material respect other than in the ordinary course of business;

               (xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business;

               (xix) shall not adopt a shareholder rights plan, "poison pill" or similar anti-takeover device unless, by its terms, such shareholder rights plan, "poison pill" or similar anti-takeover device is not applicable to the transactions contemplated by this Agreement and the Voting Agreement; and

               (xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

            (b) Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and Parent for itself and on behalf of its Subsidiaries agrees with the Company to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into Parent or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

               (i) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except that Parent may continue to pay regular quarterly cash dividends on the Parent Common Stock and Parent Preferred Stock consistent with past practice in timing and amount (including customary increases);

               (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in accordance with Parent's stock repurchase program consistent with past practice;

               (iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction;

               (iv) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (v) (1) (A) shall not issue any shares of Parent Common Stock (or other securities convertible into or exercisable for shares of Parent Common Stock) in any transaction or (B) repurchase, redeem or cause to cease to be issued and outstanding any shares of Parent Common Stock if in either case the taking of any such actions, individually or in the aggregate, would have the effect of giving rise to a vote of Parent's stockholders with respect to the Merger or the issuance of shares of Parent Common Stock pursuant to the terms of this Agreement, and (2) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among Parent's wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to any mergers, consolidations or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $750 million in the case of all transactions collectively (of which no more than $50 million may be paid in equity securities of Parent), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby; provided, that Parent shall inform the Company prior to entering into a definitive agreement relating to any material acquisition;

               (vi) shall not, and shall not permit Merger Sub to, adopt any amendments to its certificate of incorporation or by-laws;

               (vii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Parent Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 5.1(b) of the Parent Disclosure Schedule, (B) issuances of up to $50 million of equity securities of Parent as consideration for the acquisition of, or in respect of rights, warrants or options to acquire, equity securities of any Person that is the subject of an acquisition permitted by this Agreement, (C) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, and (D) issuance of stock options, restricted stock or shares of capital stock or other ownership interests of Parent or its Subsidiaries in the ordinary course of business consistent with past practice in connection with compensation or retention of officers, directors or employees of the Company or its Subsidiaries);

(viii) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of properties or assets relating to its wireless telephony service business, including the capital stock of Subsidiaries other than in the ordinary course of business consistent with past practice and except (A) for ordinary course sales of mobile telephone equipment to customers of Parent or services in the ordinary course of business, (B) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (C) pursuant to existing agreements in effect prior to the execution of this Agreement, (D) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, and (E) for the disposition (other than by way of a dividend or distribution to its shareholders) of properties or assets relating to its wireline telephony service business;

               (ix) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to any material Taxes or
(ii) change its fiscal year; and

               (x) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

      Section 5.2 Tax-Free Reorganization Treatment.

            (a) Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing the representations, covenants and certificates referred to in Sections 5.5(a)(v) and 6.1(g).

            (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

      Section 5.3 Investigation. Each of the Company and Parent shall afford to the other and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives") reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall all reasonable efforts to cause their respective Representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its Representatives may from time to time reasonably request, except that nothing herein shall require either the Company or Parent or any of their respective Subsidiaries to disclose any information to the other that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of November 24, 2004, between the Company and Parent (the "Confidentiality Agreement"). Subject to the exception in the first sentence of this section and to the immediately preceding sentence, the Company and Parent each agree to confer at such times as the other may reasonably request with one or more directors, officers, employees or agents of the Company or Parent, as applicable, to report material operational matters and the general status of their respective ongoing operations. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or regulations.

      Section 5.4 No Solicitation.

            (a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Company Alternative Proposal or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal (except to the extent specifically permitted pursuant to this Section 5.4), (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this
Section 5.4 and except to the extent specifically permitted under this Section 5.4, (iv) approve, endorse or recommend any Company Alternative Proposal (except to the extent specifically permitted under this Section 5.4) or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted under Section 5.4(c)). The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to a Company Alternative Proposal, or which could reasonably be expected to lead to a Company Alternative Proposal.

            (b) Promptly after receipt of any Company Alternative Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Company Alternative Proposal, and the identity of the person or group making any such Company Alternative Proposal. After receipt of the Company Alternative Proposal, the Company shall keep Parent promptly informed in all material respects of material amendments of any such Company Alternative Proposal and use all reasonable efforts to promptly provide to Parent a copy of all written materials subsequently provided in connection with such Company Alternative Proposal.

            (c) If the Company receives a Company Alternative Proposal which (i) constitutes a Company Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, after the taking of any of the actions referred to in either of clause (x) or (y) below, could reasonably be expected to result in a Company Superior Proposal, the Company may take the following actions (and in such event it shall provide Parent written notice of the Company's intention to do so (a "Company Action Notice")) (x) furnish nonpublic information to the third party making such Company Alternative Proposal, if, and only if, (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less restrictive than the Confidentiality Agreement and (B) upon furnishing any such nonpublic information to such third party, the Company uses all reasonable efforts to furnish concurrently a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (y) engage in discussions or negotiations with the third party with respect to the Company Alternative Proposal.

            (d) For a period of at least forty-eight (48) hours after Parent's receipt from the Company of each Company Action Notice, the Company shall not effect a Company Change of Recommendation.

            (e) In response to the receipt of a Company Superior Proposal that has not been withdrawn and continues to constitute a Company Superior Proposal after the Company's compliance with Section 5.4(d), the Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (a "Company Change of Recommendation") if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Company Superior Proposal, the failure of the Board of Directors to effect a Company Change of Recommendation would be reasonably likely to result in a breach by the directors of their fiduciary obligations to the Company's shareholders under applicable Law.

            (f) Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted by applicable Law, (i) the obligation of the Company to call, give notice of, convene and hold the Company Meeting and to hold a vote of the Company's shareholders on the approval of the Merger and the approval and adoption of the Merger Agreement at the Company Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not a Company Superior Proposal), or by any Company Change of Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 5.4(e), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 5.4 and/or the provisions of the Voting Agreement, the Company shall submit this Agreement and the Merger to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA.

            (g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company's Board of Directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law.

            (h) As used in this Agreement, "Company Alternative Proposal" shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent, any of its Subsidiaries or its or their affiliates or associates) for (i) the acquisition of the Company by merger or business combination transaction, or for a "merger of equals" with the Company; (ii) the acquisition by any person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock.

            (i) As used in this Agreement "Company Superior Proposal" shall mean a bona fide Company Alternative Proposal made by any person (and which has not been obtained by or on behalf of the Company in violation of this Section 5.4 and with respect to which the Company has fulfilled its obligations pursuant to this Section 5.4) on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and timing of such proposal), are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.

Section 5.5  Proxy Material; Registration Statement.

            (a) The Company and Parent shall together (unless any action is specifically identified as the obligation of only one of the parties hereto) or pursuant to an allocation of responsibility to be agreed upon between them:

                  (i) As soon as is reasonably practicable, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Stock issuable in the Merger (the "Registration Statement") which shall, except to the extent provided in Section 5.4(e), include the recommendation of the Company's Board of Directors that the Company's shareholders approve and adopt this Agreement, and shall each use all reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

                  (ii) as soon as is reasonably practicable Parent shall take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                  (iii) Parent shall promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger and use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

                  (iv) cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

                  (v) cooperate with each other in obtaining a written opinion of its respective legal counsel, Jones Day or Wachtell, Lipton, Rosen & Katz, in the case of the Company and Skadden, Arps, Slate, Meagher & Flom LLP, in the case of Parent ("Tax Counsel"), in a form reasonably satisfactory to the Company and Parent, respectively (each such opinion, a "Tax Opinion"), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and Parent and the Company each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Each of the Company, Parent and Merger Sub shall deliver to Tax Counsel for purposes of the Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to Tax Counsel.

            (b) Notwithstanding anything herein to the contrary (other than this Section 5.5(b)), the parties agree that Parent may convert Merger Sub from a limited liability company to an entity treated as a corporation for federal income tax purposes in the event that Parent reasonably determines (following consultation with the Company) that such change would result in significant tax savings and will not have an adverse effect on the tax treatment of the shareholders of the Company, provided, however, that such change shall not be made if either Parent or the Company is advised by its Tax Counsel that such change would result in such Tax Counsel's inability to render the opinion specified in Section 6.1(g).

            (c) Subject to the limitations contained in Section 5.3, the Company and Parent shall each furnish the other and to its counsel all such information as may be required in order to effect the foregoing actions, and each represents and warrants to the other that no information furnished by it in connection with such actions, or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

            (d) The Company shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

            (e) The Company shall take all action necessary in accordance with the WBCA and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the effectiveness of the Registration Statement and mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the "Company Meeting") and, subject to Section 5.4, shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "Company

Recommendation"). Subject to Section 5.4 of this Agreement, the Company will use all reasonable efforts to solicit from its shareholder proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of The Nasdaq Stock Market and the WBCA to obtain such approvals. The Company may not adjourn or postpone the Company Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting and the Company believes such shares will be voted in number sufficient to approve and adopt this Agreement and the Merger. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the WBCA, its articles of incorporation and by-laws, the applicable rules of The Nasdaq Stock Market and all other applicable legal requirements. The Board of Directors of the Company shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation, other than to the extent permitted and in compliance with
Section 5.4 of this Agreement.

      Section 5.6 Affiliate Agreements. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use all reasonable efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.6 to execute a written agreement on or prior to the mailing of the Proxy Statement, in the form of Exhibit B hereto.

      Section 5.7 Stock Options; Restricted Stock; Employee Matters.

            (a) Stock Options. At the Effective Time, each outstanding unexpired and unexercised option to purchase or acquire a share of Company Common Stock under the Option Plan or otherwise (each, a "Company Stock Option") shall be converted into an option to purchase the number of shares of Parent Common Stock equal to the product of (x) the Stock Option Conversion Fraction multiplied by
(y) the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option (rounded to the nearest whole share), at an exercise price per share (rounded to the nearest cent) equal to the exercise price for each such share of Company Common Stock subject to a Company Stock Option divided by the Stock Option Conversion Fraction, and all references to the Company in each such option shall be deemed to refer to Parent, where appropriate. The other terms of such Company Stock Options shall continue to apply in accordance with their terms, including any provisions for the acceleration of vesting resulting from the consummation of the transactions contemplated by this Agreement (or any subsequent termination of employment) pursuant to such preexisting terms and conditions. Each Company Stock Option converted pursuant to the terms of this Section 5.7(a) shall be referred to as a "Parent Exchange Option." In connection with the issuance of Parent Exchange Options, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options pursuant to this Section 5.7(a). As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Parent Exchange Option a document evidencing the foregoing assumption by Parent. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act on the Closing Date with respect to the shares of Parent Common Stock subject to Parent Exchange Options and shall use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of the Parent Exchange Options. For purposes of this Section 5.7(a), the Stock Option Conversion Fraction shall mean the sum of (x) the Mixed Election Stock Exchange Ratio plus (y) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

      The number of shares subject to any Parent Exchange Option and the exercise price per share of such Parent Exchange Option shall be determined in a manner which would not result in the conversion of Company Stock Options into Parent Exchange Options being treated as a new grant of stock options under
Section 409A of the Code, and the Company and Parent shall agree upon any adjustments to this Section 5.7(a) necessary to avoid such new grant of stock options.

            (b) Employee Stock Purchase Plan. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) shorten the offering period under the ESPP in effect at the Effective Time (the "Current Offering"), such that the Current Offering shall terminate immediately prior to the Effective Time, (ii) ensure that no offering periods under the ESPP commence after the date hereof, (iii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPP to acquire shares of Company Common Stock at the purchase price set forth in the ESPP and
(iv) refund to participants in the ESPP the funds that remain in the Participants' accounts after such purchase. At the Effective Time the Company shall terminate the ESPP.

            (c) Employee Benefits.

                  (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of one year following the Effective Time, Parent shall provide to current and former employees of the Company and its Subsidiaries (the "Company Employees") welfare, compensation and employee benefits plans, programs and arrangements (it being understood that discretionary equity and equity based awards will remain discretionary) that are not less favorable, in the aggregate, than those provided to Company Employees immediately before the Effective Time; it being understood that nothing contained herein shall preclude Parent from changing or terminating any existing plan, program or arrangement pursuant to its terms, so long as Parent complies with the provisions of this sentence. Following such one year period, Company Employees will receive compensation and benefits pursuant to the welfare, compensation and employee benefit plans, programs and arrangements of Parent as then in effect other than plans, programs and arrangements of Parent that are not open to new participants generally (such as "frozen" pension plans).

                  (ii) For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of Parent employees is not taken into account. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to Company employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (iii) The Company may provide a retention pool (the "Retention Pool") for the purpose of retaining the services of key Company Employees, on the terms set forth on Section 5.7(c)(iii) of the Company Disclosure Schedule. Subject to the terms set forth on Section 5.7(c)(iii) of the Company Disclosure Schedule, John Stanton, or in the event that he is not able to perform such function, his designee (Mr. Stanton or such designee, the "Administrator"), shall determine the size of the Retention Pool, the Company Employees eligible to receive retention awards from the Retention Pool (each a "Retention Bonus") and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Participants in the Retention Pool shall receive, within 10 days following employment termination, any Retention Bonus which would have been otherwise due to them in the event that their employment is constructively terminated or terminated without cause or as a result of death or disability prior to the date of required service for the Retention Bonus. The Administrator shall be indemnified for all good faith actions taken in connection with the Retention Pool, to the fullest extent permitted by applicable Law. Parent shall have no obligation to make payments pursuant to the Retention Pool in the event this Agreement is terminated or abandoned. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties.

                  (iv) Parent shall honor the Company severance program (the "Program") set forth on Section 5.7(c)(iv) of the Company Disclosure Schedule that shall be applicable in the event of a participant's qualifying termination (as described in the Program) of employment during the two (2) year period immediately following the Closing. The Program shall be administered by the Administrator, who shall have discretionary authority with respect to the interpretation and application of the Program. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties. The Administrator shall be indemnified for all good faith actions taken in connection with the Program, to the fullest extent permitted by applicable Law.

      Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (1) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect on it or
(B) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time; or (2) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

      Section 5.9 Filings; Other Action.

            (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

            (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly but in no event later than fifteen (15) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) promptly (but in no event later than fifteen (15) days after the date hereof) file applications (the "FCC Applications") required to be filed with the FCC to effect the transfer of control of the Licenses (the "FCC Consents") and respond as promptly as practicable to any additional requests for information received from the FCC by any party to an FCC Application, (iii) use all reasonable efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules,
(iv) use all reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities (including any foreign jurisdiction in which the Company's Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (v) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby; and (vi) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.

            (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Parent shall cooperate in all respects with each other and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.9.

            (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use all reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company, Parent or any of their respective Subsidiaries in order to enable any approval under any Regulatory Law that is necessary to consummate the Merger or any other transaction contemplated by this Agreement, except as set forth on Section 5.9(d) hereof. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise, through merger or acquisition.

      Section 5.10 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

      Section 5.11 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a press release announcing this Agreement.

      Section 5.12 Indemnification and Insurance.

            (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the "Indemnified Parties"), of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent and Surviving Company shall (i) maintain in effect (A) the current provisions regarding indemnification of officers and directors contained in the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable Law. For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a "tail policy", in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium paid by the Company for such insurance for the year ending December 31, 2005 (the "Maximum Amount"), and if the Surviving Company is unable to obtain the insurance required by this Section 5.12 it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

            (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

            (c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any other applicable Laws.

            (d) In the event that either Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or tranferees assume the obligations set forth in this Section 5.12.

      Section 5.13 Accountants' "Comfort" Letters. The Company and Parent will each use commercially reasonable efforts to cause to be delivered to each other letters from their respective independent accountants, dated as of a date within two Business Days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

      Section 5.14 Additional Reports and Information.

            (a) From and after the date hereof, the Company and Parent shall use all reasonable efforts to implement such programs and take such steps reasonably necessary to comply with all provisions of Section 404 of the Sarbanes-Oxley Act not later than the relevant statutory and regulatory deadline therefor.

            (b) The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4, respectively, which it files with the SEC on or after the date hereof.

            (c) The Company shall provide Parent with a copy of the then most recent draft of the Company 2004 Form 10-K and each Form 10-Q for periods ending in prior to Closing, no fewer than five (5) business days prior to filing it with the SEC and provide as soon as practicable any material changes thereto.

            (d) To the extent required in connection with the preparation of any registration statement or other report to be filed with the SEC by Parent prior to the Closing, if


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
reasonably requested by Parent, the Company shall use all reasonable efforts to
(i) provide audited and unaudited financial statements for inclusion therein with respect to periods reasonably requested by Parent and (ii) assist in obtaining any necessary consents from the Company's independent accountants relating thereto.

      Section 5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) to or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

      Section 5.16 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

      Section 5.17 Internal Controls and Procedures.

            (a) The Company shall promptly deliver to Parent complete and accurate copies of any notices received from its independent auditor after the date hereof of any significant deficiencies or material weaknesses in the Company's internal control over financial reporting, and any other management letter or similar correspondence received after the date hereof from any independent auditor of the Company or any of its Subsidiaries.

            (b) From the date hereof until the Closing Date, the Company shall use all reasonable efforts to continue implementing such programs and taking such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that will become applicable to the Company.

      Section 5.18 Real Estate Transfer Taxes. Any liability arising out of any real estate transfer tax with respect to interests in real property owned directly or indirectly by the Company and its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Company or Parent and expressly shall not be a liability of shareholders of the Company.

      Section 5.19 Parent Covenant Concerning Subsidiary Indebtedness. Parent covenants and agrees that at or prior to the Effective Time it shall take one or more of the following actions to ensure that no violation of the Subsidiary indebtedness covenant contained in its credit agreement (as described in Section
4.3 of the Parent Disclosure Schedule) shall occur or be continuing as a result of the consummation of the Merger and the transactions contemplated hereby:
Parent shall (i) pay or cause to be paid all Subsidiary indebtedness (including for such purposes any Subsidiary indebtedness outstanding immediately after the consummation of the Merger and the transactions contemplated hereby), (ii) obtain an appropriate waiver from the requisite lenders under such credit agreement, or (iii) pay or cause to be paid all indebtedness outstanding under such credit agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      Section 6.1 .Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

            (a) The Company Shareholder Approval shall have been obtained, all in accordance with applicable Law and the rules and regulations of The Nasdaq Stock Market.

            (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Merger, and shall continue to be in effect.

            (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

            (d) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

            (e) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and any other Company Approvals and Parent Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals and Parent Approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent ("Required Approval") shall have been obtained.

            (f) (i) Unless waived by the Company and Parent, all FCC Consents other than any FCC Consents the failure to obtain which would not reasonably be expected to have a Material Adverse Effect on the Company or Parent shall have been granted without the imposition of any condition that Parent or the Company would not be required to agree to pursuant to Section 5.9, and (ii) all such FCC Consents shall be in full force and effect.

            (g) Each of the Company and Parent shall have received a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such Tax Opinion, Tax Counsel may require and rely upon customary representations and covenants, including those contained in certificates of the

Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to such Tax Counsel.

      Section 6.2 .Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

            (a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Sections 4.2, 4.3(a), 4.4(b), 4.10 and 4.21) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) the representations and warranties of Parent set forth in Sections 4.2, 4.3(a) and 4.4(b) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) the representations and warranties contained in Sections 4.10 and 4.21 shall have been true and correct in all respects when made and as of the Effective Time;

            (b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

            (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or any Executive Vice President certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

      Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

            (a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Sections 3.2(a), 3.3(a), 3.4(b) and 3.10) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.3(a) and 3.4(b) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) the representations and warranties contained in Section 3.10 shall have been true and correct in all respects when made and as of the Effective Time;

            (b) The Company, shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

            (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

            (d) Except as disclosed in the Company SEC Documents or in the Company Disclosure Schedule or as expressly contemplated by this Agreement, since the date of this Agreement, there shall have been no event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE VII

                                   TERMINATION

      Section 7.1 .Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective shareholders of the Company and Parent:

            (a) by the mutual written consent of the Company and Parent;

            (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before August 31, 2005 and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that if, as of August 31, 2005, all conditions set forth in
Section 6.1, 6.2 and 6.3 of this Agreement have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 6.1(e) or (f), then either Parent or the Company may extend the Termination Date to November 30, 2005, by providing written notice to the other party on or before August 31, 2005;

            (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used all reasonable efforts to remove such injunction, order, decree or ruling;

            (d) by either the Company or Parent if the Company Meeting shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, except that the right to terminate this Agreement under this
Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

            (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in
Section 6.1 or 6.2 and (2) cannot be cured by the Termination Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

            (f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in
Section 6.1 or 6.3 and (2) cannot be cured by the Termination Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent's intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the confidentiality agreement referred to in Section 5.4 and the provisions of Sections 7.2, 8.2, 8.4 and 8.5), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

      Section 7.2 .Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the termination of this Agreement, any Company Alternative Proposal is commenced, publicly proposed or publicly disclosed prior to, and, in each case, not withdrawn at the time of, the Company Meeting, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of Section 7.1(b)(ii)) or by Parent or the Company pursuant to Section 7.1(d) and (iii) concurrently with or within (A) nine (9) months after such termination, any agreement relating to a Qualifying Transaction (as defined below) shall have been entered into with the person who made the Company Alternative Proposal that was existing at the time of the Company Meeting, or any affiliate or associate thereof (each, a "Qualifying Person"), or (B) six (6) months after such termination, any agreement relating to a Qualifying Transaction shall have been entered into with any person other than a Qualifying Person or Parent, any of its Subsidiaries or any of their affiliates or associates, then, in either case, the Company shall pay to Parent a fee of $120 million in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its shareholders (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made upon entering into an agreement relating to such Qualifying Transaction, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion.

      For purposes of this Agreement, "Qualifying Transaction" shall mean any
(i) acquisition of the Company by merger or business combination transaction, or for a "merger of equals" with the Company; (ii) acquisition by any person (other than Parent, any of its Subsidiaries or their affiliates or associates) of forty percent (40%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) acquisition by any person of forty percent (40%) or more of the outstanding shares of Company Common Stock.

      Section 7.3 .Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Parent and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company and Parent there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.

      Section 7.4 .Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may:

            (a) extend the time for the performance of any of the obligations or acts of the other party;

            (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

            (c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

      Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the filing of the Registration Statement and the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

      Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

      Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except the WBCA shall govern the internal affairs of the Company and the WBCA and the WLLCA shall govern the Merger.

      Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

      Section 8.6 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

            To Parent or Merger Sub:

                  ALLTEL Corporation
                  One Allied Drive
                  Little Rock, Arkansas 72202
                  Attention: Chief Executive Officer
                  (with a copy to the Corporate Secretary)
                  Telecopy: (501) 905-5444

            To the Company:

                  Western Wireless Corporation
                  3650 131st Avenue, S.E.
                  Suite 400
                  Bellevue, Washington 98006
                  Attention: Chief Executive Officer
                  Telecopy:  (425) 586-8700

            with copies to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Telecopy:  (212) 403-2000
                  Attention: Daniel A. Neff
                             Mark Gordon

                  and

                  Friedman Kaplan Seiler & Adelman LLP
                  1633 Broadway
                  New York, New York  10019
                  Attention: Barry A. Adelman
                             Gregg S. Lerner
                  Telecopy:  (212) 833-1250

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

      Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      Section 8.9 Date For Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

      Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.12 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

      Section 8.14 Definitions.

            (a) References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity. References in this Agreement to "associate" shall have the meaning set forth in Section 12b-2 of the Exchange Act.

            (b) Each of the following terms is defined on the pages set forth opposite such term:

2005 Plan.....................................................................15
4.625% Notes..................................................................44
9.250% Notes..................................................................44
affiliates....................................................................69
Agreement......................................................................4
Articles of Merger.............................................................5
associate.....................................................................69
Available Cash Election Amount.................................................7
Cash Electing Company Share....................................................6
Cash Election..................................................................6
Cash Election Amount...........................................................6
Cash Fraction..................................................................7
Certificates...................................................................8
Class A Common Stock...........................................................6
Class B Common Stock...........................................................6
Closing Date...................................................................5
Code...........................................................................4
Communications Act............................................................17
Company........................................................................4
Company Action Notice.........................................................50
Company Alternative Proposal..................................................51

Company Approvals.............................................................17
Company Benefit Plans.........................................................21
Company Book-Entry Shares......................................................8
Company Change of Recommendation..............................................50
Company Common Stock...........................................................6
Company Disclosure Schedule...................................................14
Company Employees.............................................................54
Company License Schedule......................................................27
Company Licenses..............................................................27
Company Material Contracts....................................................27
Company Meeting...............................................................52
Company Minority Interest Business............................................15
Company Permits...............................................................20
Company Preferred Stock.......................................................15
Company Recommendation........................................................53
Company SEC Documents.........................................................18
Company Shareholder Approval..................................................26
Company Stock Awards..........................................................16
Company Stock Options.........................................................53
Company Superior Proposal.....................................................51
ComReg........................................................................28
Confidentiality Agreement.....................................................49
Current Offering..............................................................54
Disclosure Schedule...........................................................30
Dissenting Shares..............................................................8
Effective Time.................................................................5
Election Date..................................................................9
eligible guarantor institution.................................................9
Employees.....................................................................25
Environmental Claims..........................................................20
Environmental Laws............................................................20
ERISA.........................................................................21
ERISA Affiliate...............................................................22
ESPP..........................................................................15
Exchange Act...................................................................9
Exchange Agent.................................................................8
Exchange Ratio.................................................................7
FCC...........................................................................27
FCC Applications..............................................................57
FCC Consents..................................................................57
FCC Rules.....................................................................28
Foreign Benefit Plan..........................................................22
Foreign License Schedule......................................................28
Form of Election...............................................................9
GAAP..........................................................................18
Governmental Entity...........................................................17

HSR Act.......................................................................17
Indemnified Parties...........................................................58
Intellectual Property.........................................................26
knowledge.....................................................................20
Laws..........................................................................19
Lien..........................................................................15
Material Adverse Effect.......................................................14
Maximum Amount................................................................59
Merger.........................................................................4
Merger Consideration...........................................................6
Merger Sub.....................................................................4
Mixed Consideration Electing Share.............................................6
Mixed Election.................................................................6
No Par Preferred Stock........................................................31
Non-Electing Company Share.....................................................9
Notes.........................................................................44
Option Plan...................................................................15
Par Preferred Stock...........................................................31
Parent.........................................................................4
Parent Approvals..............................................................32
Parent Benefit Plans..........................................................35
Parent Certificates...........................................................10
Parent Common Stock...........................................................31
Parent Disclosure Schedule....................................................30
Parent Employees..............................................................39
Parent License Schedule.......................................................40
Parent Licenses...............................................................40
Parent Material Contracts.....................................................39
Parent Permits................................................................34
Parent Preferred Stock........................................................31
Parent SEC Documents..........................................................33
Per Share Cash Election Consideration..........................................6
person........................................................................69
Program.......................................................................56
Proxy Statement...............................................................23
PUCs..........................................................................17
Qualifying Person.............................................................64
Qualifying Transaction........................................................65
Registration Statement........................................................51
Regulatory Law................................................................58
Representatives...............................................................48
Required Approval.............................................................61
Required FCC Consents.........................................................61
Retention Bonus...............................................................55
Retention Pool................................................................55
RTR-GmbH......................................................................28

SAR Plan......................................................................15
Sarbanes-Oxley Act............................................................20
SEC...........................................................................18
Securities Act................................................................17
Shares.........................................................................6
Stock Consideration............................................................7
Stock Electing Company Share...................................................7
Stock Election.................................................................7
Subsequent Company SEC Documents..............................................18
Subsequent Parent SEC Documents...............................................33
Subsidiaries..................................................................69
Surviving Company..............................................................5
Tax Authority.................................................................25
Tax Counsel...................................................................52
Tax Opinion...................................................................52
Tax Return....................................................................25
Taxes.........................................................................25
Termination Date..............................................................42
TKK...........................................................................28
Voting Agreement...............................................................4
WARN Act......................................................................26
WBCA...........................................................................4
WLLCA..........................................................................4

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    ALLTEL CORPORATION

                                    By:
                                        ----------------------------
                                        Name:
                                        Title:


                                    WIGEON ACQUISITION LLC



                                    By:
                                        ----------------------------
                                        Name:
                                        Title:


                                    WESTERN WIRELESS CORPORATION



                                    By:
                                        ----------------------------
                                        Name:
                                        Title: